Perma-Fix Announces 18.6% Year-Over-Year Sales Growth,
Improved Margins, and Increased Profitability for the Second Quarter of 2010

ATLANTA – August 5, 2010 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter ended June 30, 2010.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “The 18.6% year-over-year growth in our second quarter revenue to $28.1 million was the result of additional on-site service work at Hanford and an increase in treatment of higher activity waste.  Our Nuclear segment generated $25.2 million of revenue during the quarter, an increase of 21.5% over the prior year.  The gross profit for the quarter was $6.7 million, which included an $844,000 charge related to an increase in the environmental reserve at one of our industrial facilities. Excluding this charge, gross profit would have increased 39.1% to $7.6 million, and our gross margin would have increased 398 basis points to 27.0%.  This gross margin increase directly reflects the increase in high activity waste in our revenue mix.  We achieved $2.9 million of operating income for the quarter and operating margin increased 376 basis points to 10.4%.  We generated $4.1 million of EBITDA and earnings per share of $0.03 for the second quarter of 2010, as compared to $2.8 million of EBITDA and earnings per share of $0.01 for the second quarter of 2009. We achieved these strong results despite the aforementioned environmental reserve and $904,000 of non-cash income tax expense related to our net operating loss carryforwards that we recorded in the second quarter of 2010.”

“We are also pleased to report that Perma-Fix was recently awarded its first direct Department of Energy (DOE) prime contract for Low-Level and Mixed Low-Level Radioactive and Hazardous waste treatment services, which will allow us to bid directly on low level and hazardous waste treatment services.  We were one of only four companies recently awarded these Indefinite Delivery/Indefinite Quantity (ID/IQ) contracts, which are utilized by the DOE when exact quantities and timing of waste shipments are unknown. DOE’s Office of Environmental Management determined that it needed an efficient mechanism to contract with companies capable of treating large volumes of diverse radioactive wastes generated at its facilities throughout the United States.”

“Earlier this year, we completed the design, construction, and installation of a new proprietary process to treat Tritium contaminated waste.  During the second quarter we completed an important and successful project which demonstrated our ability to treat these waste streams originating from the DOE’s Savannah River Site located in Aiken, SC.  We see the treatment of Tritium waste as an attractive new opportunity going forward.”

Financial Results

Revenue for the second quarter of 2010 increased 18.6% to $28.1 million, versus $23.7 million for the same period last year.  The increase in revenue is mainly attributable to increased on-site work at the Hanford facility in Richland, Washington and the Company’s shift into higher activity wastes.  Revenue for the Nuclear Segment increased to $25.2 million from $20.7 million for the same period last year. Revenue for the Industrial Segment increased to $2.2 million versus $2.0 million for the same period last year due primarily to higher waste volume and improved pricing. Revenue from the Engineering Segment decreased to $666,000 from $1.0 million for the same period last year.

Gross profit for the second quarter of 2010 increased 23.6% to $6.7 million versus $5.5 million for the second quarter of 2009 primarily due to higher priced wastes and the subcontract with the CH Plateau Remediation Company.  The gross profit for the quarter included an $844,000 charge related to an increase in the environmental reserve for remediation at one of our Industrial Segment facilities.

Operating income for the second quarter increased 86% to $2.9 million versus $1.6 million for the second quarter of 2009.  Net income for the second quarter of 2010 was $1.4 million, or $0.03 per share, versus net income of $751,000 or $0.01 per share, for the same period last year.  Net income in the second quarter of 2010 included $1.1 million in income tax expense, compared to only $91,000 in 2009, as 2009 included a full valuation allowance of our available net operating losses carry forward.  Net income in the second quarter of 2009 also included a loss from discontinued operations of approximately $242,000.

The Company had EBITDA of $4.1 million for continuing operations during the quarter ended June 30, 2010, as compared to EBITDA of approximately $2.8 million for the same period of 2009. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months and six months ended June 30, 2010 and 2009.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2010	2009	2010	2009
Net Income	$1,515	$993	$2,296	$1,242

Adjustments:
Depreciation & Amortization	1,213	1,201	2,349	2,381
Interest Income	(16)	(41)	(37)	(93)
Interest Expense	208	468	427	1,015
Interest Expense - Financing Fees	103	63	206	76
Income Tax Expense	1,101	91	1,537	100

EBITDA	$4,124	$2,775	$6,778	$4,721

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended June 30, 2010			Quarter Ended June 30, 2009
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$25,181	$666	$2,249	$20,732	$1,004	$1,962
Gross profit (negative gross profit)	7,036	40	(336)	4,872	282	300
Segment profit (loss)	4,248	(49)	(797)	2,718	159	(141)

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$48,073	$1,340	$4,542	$39,846	$1,783	$4,071
Gross profit	11,627	199	253	8,792	477	756
Segment profit (loss)	6,655	(10)	(607)	4,472	245	(87)

Conference Call

Perma-Fix will host a conference call at 9:00 a.m. ET on Thursday, August 5, 2010. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-8031 for U.S. callers, or (201) 689-8031 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight August 12, 2010, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 354705.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: the treatment of Tritium waste as an attractive new opportunity going forward. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 days notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2009 Form 10-K and From 10-Q for the quarter ended March 31, 2010. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2010	2009	2010	2009

Net revenues	$28,096	$23,698	$53,955	$45,700
Cost of goods sold	21,356	18,244	41,876	35,675
Gross profit	6,740	5,454	12,079	10,025

Selling, general and administrative expenses	3,829	3,889	7,653	7,707
Loss (gain) on disposal of property and equipment	—	—	2	(12)
Income from operations	2,911	1,565	4,424	2,330

Other income (expense):
Interest income	16	41	37	93
Interest expense	(208)	(468)	(427)	(1,015)
Interest expense-financing fees	(103)	(63)	(206)	(76)
Other	—	9	5	10
Income from continuing operations before taxes	2,616	1,084	3,833	1,342
Income tax expense	1,101	91	1,537	100
Income from continuing operations	1,515	993	2,296	1,242

(Loss) income from discontinued operations, net of taxes	(69)	(242)	(213)	57
Net income applicable to Common Stockholders	$1,446	$751	$2,083	$1,299

Net income (loss) per common share – basic
Continuing operations	$.03	$.02	$.04	$.02
Discontinued operations	—	(.01)	—	—
Net income per common share	$.03	$.01	$.04	$.02

Net income (loss) per common share – diluted
Continuing operations	$.03	$.02	$.04	$.02
Discontinued operations	—	(.01)	—	—
Net income per common share	$.03	$.01	$.04	$.02

Number of common shares used in computing net income (loss) per share:
Basic	54,991	54,124	54,843	54,053
Diluted	55,124	54,537	55,012	54,189

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	June 30,
	2010	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2009

ASSETS
Current assets:
Cash & equivalents	$123	$196
Account receivable, net of allowance for doubtful accounts of $304 and $296	10,078	13,141
Unbilled receivables	8,166	9,858
Other current assets	2,593	3,448
Deferred tax assets - current	707	1,856
Assets of discontinued operations included in current assets	109	174
Total current assets	21,776	28,673

Net property and equipment	44,881	45,727
Property and equipment of discontinued operations, net of accumulated depreciation of $10 and $13, respectively	637	651
Deferred tax asset, net of liabilities	208	272
Intangibles and other assets	55,706	50,752
Total assets	$123,208	$126,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	21,699	26,190
Current liabilities related to discontinued operations	740	993
Total current liabilities	22,439	27,183

Long-term liabilities	21,752	22,655
Long-term liabilities related to discontinued operations	1,336	1,433
Total liabilities	45,527	51,271
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 55,032,117 and 54,628,904 shares issued, respectively; 54,993,907 and 54,628,904 outstanding, respectively	55	55
Additional paid-in capital	100,523	99,641
Accumulated deficit	(24,094)	(26,177)
	76,484	73,519
Less Common Stock in treasury at cost: 38,210 shares	(88)	—
	76,396	73,519
Total liabilities and stockholders' equity	$123,208	$126,075